Exhibit 23.1

Consent Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-40462, 333-73514 and 333-119820) pertaining to the Digitas Inc. 2000 Stock Option and Incentive Plan as amended and restated, the Digitas Inc. 2000 Employee Stock Purchase Plan, the Bronner Slosberg Humphrey Co. 1999 Option Plan, the Bronner Slosberg Humphrey Co. 1998 Option Plan, the Modem Media Advertising Limited Partnership 1996 Option Plan, the Modem Media.Poppe Tyson, Inc. Amended and Restated 1997 Stock Option Plan, the Modem Media.Poppe Tyson, Inc. 1999 Stock Incentive Plan, the Vivid Holdings, Inc. 1999 Stock Incentive Plan and the Modem Media 2000 Stock Incentive Plan of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of Digitas Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 9, 2005